As filed with the United States Securities and Exchange Commission on June 10, 2014

Registration No. 333-196065

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARNELL PHARMACEUTICALS HOLDINGS LTD

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Australia	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 4, Century Estate
476 Gardeners Road
Alexandria 2015 NSW
Australia
Tel: + 61 2 9667 4411

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert T. Joseph
President and Chief Executive Officer
c/o Parnell, Inc.
9401 Indian Creek Parkway, Suite 1170
Overland Park, Kansas 66210
Tel: 913-312-0786

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Andrew P. Gilbert, Esq. David C. Schwartz, Esq. DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey 07078 Tel: (973) 520-2550 Fax: (973) 520-2575	Donald J. Murray, Esq. Covington & Burling, LLP 620 Eighth Avenue New York, New York 10018 Tel: (212) 841-1101 Fax: (646) 441-9101

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to registration statement on Form F-1 is being filed by Parnell Pharmaceuticals Holdings Ltd, an Australian public company limited by shares, in order to file certain exhibits with the Securities and Exchange Commission and to re-file exhibits 10.1, 10.2, 10.3, 10.5 10.9, 10.10, 10.11, 10.12 and 10.13 for which confidential treatment has been requested. No change is made to the preliminary prospectus constituting Part I of the registration statement or Items 6, 7, 8(b) or 9 of Part II of the registration statement. Accordingly, this Amendment No. 3 only consists of the facing page, this explanatory note, Part II, the signatures and the exhibits.

Page
PART II
Item 6. Indemnification of Directors and Officers	II-1
Item 7. Recent Sales of Unregistered Securities	II-2
Item 8. Exhibits and Financial Schedules	II-3
Item 9. Undertakings	II-4
SIGNATURES
EXHIBIT INDEX

PART II
 INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Australian law.  Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

•	a liability owed to the company or a related body corporate of the company;
•	a liability for a pecuniary penalty order made under section 1371G or a compensation order made under section 1317H, 1317HA or 1317HB of the Corporations Act respectively;
•	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or
•	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:
º	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;
º	in defending or resisting criminal proceedings in which the officer or director is found guilty;
º	defending or resisting proceedings brought by ASIC or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for a court order); or
º	in connection with proceedings for relief to the officer under the Corporations Act, in which the court denies the relief.

Constitution.  Our Constitution provides, except to the extent prohibited by the law and the Corporations Act, for the indemnification of every person who is or has been an officer or a Director of the Company against any liability arising directly or indirectly from the person serving or having served in that capacity (other than legal costs that are unreasonable). This includes any liability incurred by that person in their capacity as an officer or director of the company where the company requested that person to accept that appointment.

Pursuant to the underwriting agreement for this offering, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify our directors and officers and persons controlling us, within the meaning of the Securities Act, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have sold to third parties the securities listed below without registering the securities under the Securities Act. None of these transactions involved any public offering. All of our securities were sold through private placements outside the U.S. to foreign persons. The numbers and prices of the securities listed below do not take into account the ten-for-one consolidation of our ordinary shares, which has fee effect of a reverse stock split, which we effected on April 28, 2014, and conversion of our status to a public company limited by shares effected immediately prior to completion of this offering. Accordingly, we believe that each of the following issuances were exempt from registration under the Securities Act in reliance on Regulation S or Regulation D under the Securities Act or Section 4(2) of the Securities Act:

•	In March 2011, we issued to certain qualified subscribers 6,250,000 bonds for an aggregate offering price of $6,250,000. In accordance with our Constitution, our Board of Directors passed resolutions approving this issuance on March 24, 2011. In January 2014, we provided each bondholder a notice to redeem the bonds in accordance with the 2011 Terms for Subscription. Following the notice to redeem, and pursuant to the election of the bondholders, 6,250,475 Class CB shares were issued, and an aggregate payment of $3,957,895 was made, to bondholders.
•	Between February and September 2013, we issued to certain qualified subscribers 4,300,000 bonds for an aggregate offering price of $4,300,000. In accordance with our Constitution, our Board of Directors passed resolutions approving this issuance on February 8, 2013. The bonds mature on between February and September 2015, but may be redeemed early by the Company or by the bondholder in accordance with the Conditions of 2013 Bonds. The Bonds were issued with a stapled warrant which converted into 1,400,710 ordinary shares of the Company, pursuant to the election of the bondholders on May 20, 2014.
•	We have historically operated equity plans for employees. The plans, the Executive Share Plan and the Employee Share Plan, gave the opportunity for employees to purchase a class of shares with restricted rights, excluding, for example, voting rights. Approximately 15% of the total shares on issue were purchased by senior management, and a further approximately 5% of the total shares were purchased by a discretionary trust with lower-level employees as the beneficiaries. Under the rules of these plans, employees were required to purchase the shares at fair market value, determined by an independent valuation. The ascribed value of these restricted shares was minimal, due to certain restrictions on the stock, the uncertainty whether holders would ever have their rights varied under the plans, and the possibility of our ability to re-purchase shares held by a terminated employee. The Board has recently elected to vary the rights of some of these shares. In contemplation of this initial public offering, the Board expects to vary the remaining shares held pursuant to the plans to be the same as our ordinary A class shares.

Upon an initial public offering, the Executive Share Plan and the Employee Share Plan will come to an end. In 2011, 7,230,496 Class B ordinary shares were issued and sold under the Executive Share Plan, 4,751,865 Class C ordinary shares were issued and sold under the Executive Share Plan, and 3,503,631 Class E ordinary shares were issued and sold under the Executive Share Plan.

No underwriters were employed in connection with any of the above issuances.

Item 8. Exhibits and Financial Schedules

(a)	Exhibits

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
1.1	Form of Underwriting Agreement.
3.1	Constitution of Parnell Pharmaceuticals Holdings Ltd.*
5.1	Opinion of Atanaskovic Hartnell.*
10.1	Distribution and Supply Agreement, dated as of September 29, 2009, by and between Parnell North America Pty Ltd and Vetoquinol Canada, Inc.†
10.2	Distribution and Supply Agreement, dated as of February 9, 2011, by and between Parnell Europe Pty Ltd and Elanco, a division of Eli Lilly and Company.†
10.3	Distribution and Supply Agreement Amendment 1, dated as of December 2, 2011, by and between Eli Lilly and Company and Parnell Europe pty Ltd.†
10.4	Lease Agreement, dated as of June 27, 2011, by and between Parnell Manufacturing Pty Ltd and Helion Properties Pty Ltd.*
10.5	Supply Agreement, dated as of September 26, 2011, by and between Parnell Manufacturing Pty Ltd and Bachem A.G.†
10.6	Employment Agreement, dated as of February 1, 2011, by and between Parnell Pharmaceuticals Holdings Ltd and Robert Joseph.†*
10.7	Employment Agreement, dated as of February 1, 2011, by and between Parnell Pharmaceuticals Holdings Ltd and Brad McCarthy.†*
10.8	Lease Agreement, dated as of March 6, 2013, by and between Parnell, Inc. and UCM/SREP-Corporate Woods, LLC.*
10.9	Supply Agreement, dated December 3, 2013, by and between Parnell Manufacturing Pty Ltd and IDT Australia Ltd.†
10.10	Credit Agreement, dated as of January 23, 2014, by and among Parnell Pharmaceuticals Holdings Ltd, Parnell, Inc. and SWK Funding LLC.†
10.11	Supply Agreement, dated of January 1, 2014, by and between Parnell Manufacturing Pty Ltd and Piramal Healthcare (UK) Ltd.†
10.12	License Agreement, dated as of March 18, 2014, by and between Parnell Technologies Pty Ltd and CIMTECH Pty Ltd.†
10.13	Revenue Sharing Deed dated as of October 14, 2011 by and among Parnell Pharmaceuticals Holdings Ltd. and all subsidiaries and Partners for Growth III, L.P.†
10.14	Conditions of 2013 Bonds.*
10.15	2014 Omnibus Equity Incentive Compensation Plan.*
10.16	Form of Deed Poll given by 2013 Bondholders in favor of Parnell Pharmaceuticals Holdings Pty Ltd dated May 30, 2014.*
10.17	Form of Lock-up Agreement.*
21.1	Subsidiaries of Parnell Pharmaceuticals Holdings Ltd.*
23.1	Consent of Atanaskovic Hartnell (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers.*
24.1	Power of Attorney (included in signature pages of Registration Statement).

*	Previously filed.
**	To be filed by amendment.
†	Confidential treatment requested. Confidential materials omitted and filed separately with the Securities and Exchange Commission.
(b)	Financial Statement Schedules

All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto or the additional information thereto.

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sydney, New South Wales, Australia on this 10th day of June, 2014.

PARNELL PHARMACEUTICALS HOLDINGS LTD

By:	/s/ Robert T. Joseph Robert T. Joseph President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Robert T. Joseph Robert T. Joseph	Director, President and Chief Executive Officer (principal executive officer)	June 10, 2014
/s/ Brad R. McCarthy Brad R. McCarthy	Director, Chief Financial Officer (principal financial officer and principal accounting officer)	June 10, 2014
* Alan Richard Bell	Director and Chairman	June 10, 2014
* Peter L. Molloy	Director	June 10, 2014
* Andrew J. Want	Director	June 10, 2014
*By:	/s/ Robert T. Joseph Robert T. Joseph, Attorney-in-fact